SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     ------

                                   FORM 8-A/A
                                (Amendment No. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           ORCKIT COMMUNICATIONS LTD.
                       --------------------------------
                 (Translation of Registrants name into English)


                  Israel                                    Not Applicable
----------------------------------------            ---------------------------
(State of Incorporation or Organization)                    (I.R.S. Employer
                                                            Identification No.)

126 Yigal Allon Street, Tel Aviv, Israel                    67448
----------------------------------------            ----------------------------
(Address of Principal Executive Offices)                    (Zip Code)



If this form relates to the                If this form relates to the
registration of a class of                 registration of a class of
securities pursuant to Section             securities pursuant to Section
12(b) of the Exchange Act and is           12(g) of the Exchange Act
effective pursuant to General              and is effective pursuant to
Instruction A.(c), please check            General Instruction A.(d),
the following box.                         please check the following
                                           box. [x]




Securities Act registration statement file number to which this form relates:
Not Applicable

Securities to be registered pursuant to Section 12(b) of the Act:

  Title of each class to be so registered       Name of each exchange on which
                                                each class is to be registered

                    None                                     None

Securities to be registered pursuant to Section 12(g) of the Act:

                           Ordinary Share Bonus Rights
                          ------------------------------
                                (Title of Class)

        Item 1. Description of Registrant's Securities to be Registered

         Orckit Communications Ltd. (the "Company") has entered into Amendment No. 1 (the "Amendment"), dated as of February 27, 2003, to its Bonus Rights Agreement (the "Rights Agreement"), dated as of November 20, 2001, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"). In connection with the grants to Eric Paneth, the Company's Chief Executive Officer and a director, and Izhak Tamir, the Company's President and a director, of share purchase rights, each to purchase up to 140,000 ordinary shares from the Company, at any time or from time to time in one or more purchases, until February 2005, the Company's Board of Directors approved an amendment to the Rights Agreement to provide that the beneficial ownership of the Company's ordinary shares held by Mr. Paneth or Mr. Tamir will not trigger the rights under the Rights Agreement. Accordingly, the Amendment excludes from the definition of "Acquiring Person" each of Eric Paneth and Izhak Tamir.

         The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached as an exhibit hereto and incorporated herein by reference.

Item 2.  Exhibits

1.2 Amendment No. 1, dated as of February 27, 2003, to the Bonus Rights Agreement, dated as of November 20, 2001, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement").

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                                    ORCKIT COMMUNICATIONS LTD.


                                                    By: /s/ Aviv Boim
                                                        ---------------
                                                       Aviv Boim
                                                       Chief Financial Officer

Date: June 24, 2003

                    AMENDMENT NO. 1 TO BONUS RIGHTS AGREEMENT

Amendment No. 1, dated as of February 27, 2003 (this "Amendment"), to the Bonus Rights Agreement, dated as of November 20, 2001 (the "Rights Agreement"), between Orckit Communications Ltd., an Israeli corporation (the "Company"), and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent").





                              W I T N E S S E T H:
                               - - - - - - - - - -

                  WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

                  WHEREAS, the Company has approved the grants to Eric Paneth, the Company's Chief Executive Officer and a director, and Izhak Tamir, the Company's President and a director, of share purchase rights, each to purchase up to 140,000 ordinary shares from the Company, at any time or from time to time in one or more purchases, until February 2005;

         WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 26 of the Rights Agreement to provide that the beneficial ownership of the Company's ordinary shares held by Mr. Paneth or Mr. Tamir will not trigger the Rights under the Rights Agreement; and

         WHEREAS, the Audit Committee of the Board of Directors and the Board of Directors of the Company have approved this Amendment;

         NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

1. Section 1(a) of the Rights Agreement is hereby amended by inserting the following at the end thereof:

                  "Notwithstanding the foregoing, neither Izhak Tamir nor Eric Paneth, alone or together, including without limitation, together with their respective Affiliates and Associates, shall be deemed to be an "Acquiring Person"."

2. The foregoing amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

                                          ORCKIT COMMUNICATIONS LTD.

                                          By: /s/Aviv Boim
                                              ------------
                                              Name: Aviv Boim
                                              Title: Chief Financial Officer


                                          AMERICAN STOCK TRANSFER & TRUST
                                          COMPANY

                                          By: /s/ Herbert J. Lemmer
                                              ---------------------
                                              Name: Herbert J. Lemmer
                                              Title: Vice President